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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                           COMMISSION FILE NUMBER:      0-19350


                                 VIROGROUP, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               5217 LINBAR DRIVE, SUITE 309, NASHVILLE, TENNESSEE 37211
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  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                          COMMON STOCK, $.01 PAR VALUE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                      NONE
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       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(ii)         [ ]
         Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(2)(i)          [ ]
         Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(ii)         [ ]
         Rule 12g-4(a)(2)(ii)     [ ]      Rule 15d-6                   [ ]
         Rule 12h-3(b)(1)(i)      [ ]

         Approximate number of holders of record as of the certification or notice date:

                                 FEWER THAN 300
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, ViroGroup, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         VIROGROUP, INC.


Date:  June 23, 1998                     By: /s/ Charles S. Higgins, Jr.
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                                            Charles S. Higgins, Jr.
                                            President